UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12
SS&C TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
     ☑ No fee required.
     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     ☐ Fee paid previously with preliminary materials:

     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

This filing consists of the transcript of SS&C Technologies, Inc.’s earnings call on October 20, 2005.

SS&C Technologies, Inc.
Q3 2005 Earnings Conference Call
Moderator: Bill Stone
October 20, 2005
5:00 pm ET

Operator:	Good afternoon. My name is (Beverlyn) and I will be your conference facilitator. At this time I would like to welcome everyone to the SS&C Third Quarter Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you. Mr. Stone you may begin your conference.

Bill Stone:	Thank you (Beverlyn). Good afternoon. Thank you everyone for being on our Q3 earnings call today. I’m Bill Stone, CEO of SS&C and with me on the call is Norm Boulanger our President and Chief Operating Officer, and Patrick Pedonti our Chief Financial Officer.

Before we get to the third quarter results we need to review some information about SS&C’s current proxy filing with the Securities and Exchange Commission. SS&C filed its definitive merger proxy statement with the SEC on October 19, 2005 and plan to begin mailing the proxy statement to its stockholders on or about October 21, 2005. The proxy statement contains important information about SS&C, the merger, and related matters.

Investors are urged to read the proxy statement carefully. Investors can obtain free copies of the proxy statement and other documents filed with the SEC through the SEC’s website at www.sec.gov.

In addition, investors can obtain free copies of the proxy statements from SS&C by contacting our Investor Relations department at 80 Lamberton Road, Windsor, Connecticut 06095. And our telephone number is 860-298-4500.

SS&C and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the merger. Information regarding our directors and executive officers is contained in our last 10K, our

2005 annual meeting proxy statement, and the merger proxy statement, all of which were filed with the Securities and Exchange Commission.

In addition various remarks we may make on the conference call about our future expectations, plans, and prospects constitutes forward looking statements for purposes of Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward looking statements as a result of various important factors, including those discussed in SS&C’s filings with the Securities and Exchange Commission including the company’s quarterly report on Form 10Q for the quarter ended June 30, 2005.

Now I’d like to move to our Q3 results. Q3 was a solid quarter for SS&C with solid results on all fronts. We had record revenues of $46.1 million with key contributions from all revenue streams. Revenues grew through acquisitions as well as organically.

At $7.6 million our license revenue continued to trend upward and increased 84% in Q3 2004. This quarter we saw strong results from CAMRA, our portfolio management system, LMS, our commercial loan management system, SKYLINE, our property management solutions, Antares, our trade order management system, Altair, our Netherlands-targeted portfolio management solution, Sylvan, our performance attribution system, and FundRunner, our investor relationship management system targeted to hedge funds and fund to funds.

Recurring revenues which include both maintenance and outsourcing revenues continue to be a major growth factor. In Q3 we hit a new high of $34.9 million, an increase of 93% over Q3 2004. Due primarily to our acquisitions, maintenance revenues were $13.3 million for the quarter, an increase of 39% over Q3 2004.

Our outsourcing revenues continued to climb and this quarter reached $21.6 million, an increase of 153% over the same period last year.

We are dedicated to taking care of business every day: customer satisfaction, lead generation, product development, and integration of our acquisitions. We do this by keeping our operating costs in line, maximizing our resources and personnel, and looking for efficiencies.

When we do this, and we do this well, our efforts should show up in our numbers and in Q3 our operating income rose by 59% over Q3 last year to $11.9 million. And our net income was $7 million, a 44% increase over Q3 last year.

Our Q3 operating income was up 59%. Diluted earnings per share for Q3 were 28 cents, an increase of 40% over the 20 cents a diluted share of for Q3 2004. Merger costs related to the Carlyle transaction, and included in Q3 earnings per share for ’05, were four cents per diluted earnings per share.

On August 24th we closed the MarginMan acquisition. The MarginMan product delivers collateralized trading software for the FX marketplace and, like many of our acquisitions, complements our existing family of products and services. Based in Dublin, MarginMan broadens our global presence and supports our strategy of being a leading provider of solutions to the worldwide financial services industry.

As an update on the Carlyle Group transaction, we believe our transaction with the Carlyle Group is good for our customers, employees, and shareholders. The transaction is progressing as planned. As I said at the beginning of the call our final proxy was filed with the SEC yesterday the nineteenth and we anticipate mailing the proxy to our shareholders tomorrow the twenty-first.

We encourage all of our investors and stockholders to read this statement. The proxy contains important information about our pending transactions. The shareholder meeting to adopt the merger agreement has been set for November 22, 2005. Our original timeline of closing the transaction in Q4 has not changed.

And at this time I would be open for any questions anyone might have.

(Beverlyn)?

Operator:	At this time I would like to remind everyone if you would like to ask a question simply press star then the number 1 on your telephone keypad. We’ll pause for a moment to compile the Q&A roster. Your first question comes from Steven Hanson.

Bill Stone:	It’s a very quiet question.

Operator:	Mr. Hanson your line is open.

Steven Hanson:	For the first nine months of the year in the numbers that you put out, does that include the full nine months for the Financial Models acquisition or is it just the portion of the revenues for after the deal closed?

Patrick Pedonti:	It’s only since the acquisition on April 19.

Steven Hanson:	Okay. Do you have the numbers for the full year for both companies that you can give to us?

Patrick Pedonti:	We’ve got an 8K on file for the acquisition that has their first quarter results.

Steven Hanson:	Okay great. And now that the proxy’s been finalized and mailed has there been any change in plans for the high yield financing and the road show?

Bill Stone:	Again we haven’t disclosed the road show dates yet. But as we said before we still expect the close of the deal in Q4.

Steven Hanson:	Okay but you still plan on coming to market with the high yield deal to finance the deal for a portion of it.

Bill Stone:	Again, the financing that we expect to do is in our proxy.

Steven Hanson:	Okay and there’s been no change to that either; you do a high yield or there’s a credit facility.

Bill Stone:	The definitive was just filed yesterday and I think it covers the financing.

Steven Hanson:	Okay. Thank you.

Operator:	Your next question comes from Roy Hottenstein.

Mr. Hottenstein would you please press star 1 again?

Bill Stone:	Roy has a quiet question as well. Maybe we can go to the next one (Beverlyn).

Operator:	Mr. Hottenstein your line is open.

Roy Hottenstein:	Can you guys hear me?

Bill Stone:	We can now.

Roy Hottenstein:	Sorry about that; something happened there. I was going to ask some similar questions about the financing but I’ll just – I’ll move on. Thank you.

Operator:	Your next question comes from Sam Sabbagh.

Man:	Hi it’s (Unintelligible) with Sam Sabbagh, Quattro Global Capitol. In addition to the merger related costs are there any other non-recurring charges that we should be aware of?

Patrick Pedonti:	No there aren’t.

Sam Sabbagh:	Okay. And I just want to confirm; there is a bridge loan that would backstop the high yield offering in the event that offering couldn’t be absorbed by the capital markets?

Patrick Pedonti:	I think again we’ve got to refer you to the proxy.

Sam Sabbagh:	Okay. Thank you.

Operator:	Again if you would like to ask a question please press star 1 on your telephone keypad.

At this time sir there are no further questions.

Bill Stone:	Well again as we’ve said a couple of times already on this call we really refer everybody to our definitive proxy statement that we filed yesterday and we will be mailing it out to all the shareholders tomorrow. And we look forward to completing this transaction in Q4 and we appreciate everyone’s long term holdings as we are aware you have.

So thanks again and...

Operator:	Excuse me Mr. Stone?

Bill Stone:	Yes?

Operator:	You do have another question.

Bill Stone:	Okay.

Operator:	It’s from Mitch Nordon.

Mitch Nordon:	Yes hi good afternoon. Nice quarter; wondering if you can – two questions. One can you talk about your top five customers and what percent of your revenues they would account for in the last quarter?

Bill Stone:	In general we don’t really disclose our top five customers by quarter but what we do disclose is that the top ten customers are less than 20% of our revenue and no customer represents more than 4% of our revenue.

Mitch Nordon:	Terrific. And in terms of the funding you keep referring questioners to the proxy and I’m wondering why it is that you cannot comment on plans for funding. Because there has been a, you know, spreads have opened up a little bit in the credit market. If there was a change in plans for funding would we have seen that in the proxy?

Bill Stone:	I don’t believe there’s any changes from the definitive proxy to the previous proxies that have been filed. So everything that we have said before in any of our filings with the SEC I don’t think there’s anything but some technical changes. Although I think, you know, again we would refer you to read it and read it with your advisors and all that kind of stuff.

But all of the things that we had in place before we have in place now. And as I said we expect to close in Q4.

Mitch Nordon:	And would the closing occur promptly after the shareholder meeting or do you anticipate that the financing would take a number of weeks following the meeting so that closing wouldn’t occur until a good amount of time after the shareholder meeting. What’s the target that you’re shooting for?

Bill Stone:	I believe that’s disclosed in the proxy but I think in the proxy it says no more than ten business days afterwards.

Mitch Nordon:	No more than ten afterwards; and do you think you’ll need the full ten or do you think you can close...

Bill Stone:	I think it will be about 6.35782 days. What do you think?

Mitch Nordon:	I’m sorry.

Bill Stone:	I said I think it’ll be about 6.5382 days.

Mitch Nordon:	Well I’m not doing the funding so I guess I’m unable to answer that question. I was hoping you’d be able to, you know, give a little bit more of a straight answer. We all can read the proxy but with the conference call hopefully you can all give us clarification.

Bill Stone:	Well we appreciate that you’ve read the proxy.

Mitch Nordon:	Okay and do you have the ability to take down bank debt versus junk debt if you wanted to do so?

Patrick Pedonti:	I think again, you need to understand we’re really limited that we can’t disclose anything other than what’s in our SEC filings and I think again you’ve got to look at the proxy.

Mitch Nordon:	Yeah if you were able to answer these questions you could file them as an 8K which would become an SEC filing. So I’m unclear why — the impression I’m getting is that you’re avoiding answering these questions and I’m wondering why.

Bill Stone:	You can have whatever impression you want; we’re trying to do what we’re supposed to do. We have advisors and more advisors and more advisors and we’re doing what we’ve been advised to do and we appreciate your questions.

Mitch Nordon:	Terrific, thanks very much. Nice quarter.

Operator:	Your next question comes from Michael Levitt.

Bill Stone:	I think you need to tell him to press 1 again.

Operator:	Mr. Levitt your line is open.

Michael Levitt:	Oh hi guys thanks for taking my question. I just jumped back on the call so this may have been asked. Can you walk us through the sources and uses of funds as currently contemplated to fund the transaction?

Bill Stone:	Again I think what we’re trying to say is that all that information is in the proxy statement and we’re really not commenting on anything other than what’s in the proxy statement. And really we’re referring everyone to the proxy statement in order not to say anything that is not consistent with the proxy statement.

Michael Levitt:	Understood. Can you help identify the changes to the proxy that have been made? There’s been I think three versions distributed, right?

Bill Stone:	I don’t think we filed a black line.

Patrick Pedonti:	I don’t think we can. I think if you look at the current one at least you’ll get, you know, the current version. But...

Michael Levitt:	Has the percentage of equity being rolled into the deal changed at all?

Patrick Pedonti:	I don’t think the total equity has changed.

Michael Levitt:	Okay has the source of the equity changed?

Bill Stone:	Again I think the thing you’re not getting there’s three proxy filings that we’ve made and right now the amount of equity that’s been rolled is in the proxy statement. And again the numbers have not changed that I can tell you between the second filing and the third filing. But you might want to check between the first and the second, you know, that’s all I can point you to.

Michael Levitt:	Okay. Thank you.

Operator:	Your next question comes from Alex Hyde.

Bill Stone:	Alex?

Alex Hyde:	Hello?

Bill Stone:	Go ahead.

Alex Hyde:	Yeah I’m trying to find out under the bridge facility term sheet that was filed there are certain terms that were not made public. And we’re trying to understand exactly how good is that bridge facility and under what conditions it would not be available. Could you please shed some light on that?

Bill Stone:	Again I don’t believe that, you know, we have any color other than what’s in the proxy statement and what’s been filed publicly.

Alex Hyde:	Thank you. Have a good quarter.

Operator:	You do have a follow-up question from Sam Sabbagh.

Man:	Hi it’s (Unintelligible) again with Sam. Thanks for taking our second question. In the proxy there is – it appears that there’s been a slight change in the amount of equity that management’s rolling over. I was wondering if you can confirm that that’s the correct interpretation of the proxy and if you could provide any explanation for why that change was made and if it has to do with the contemplated sources and uses in the financing.

Bill Stone:	I don’t think that there’s been any change in the amount of rollover from management. It’s primarily me that’s rolling over the money. And the amount of money that I’m rolling over is to maintain about a 30% ownership in the company and that’s why the numbers might have changed slightly. But that’s the only change in the management rollover to date.

Alex Hyde:	Okay. Thank you.

Operator:	Your next question comes from Adam Gittes.

Adam Gittes:	Hi. We did – actually all our questions have been asked and answered so I appreciate it.

Bill Stone:	Great.

Operator:	There are no further questions.

Bill Stone:	Okay well thanks again for being on the call and that’s it (Beverlyn).

Operator:	This concludes today’s SS&C Third Quarter Earnings conference call. You may now disconnect.
END
Important Additional Information Filed with the SEC
     SS&C Technologies, Inc. (“SS&C” or the “Company”), filed with the SEC on October 19, 2005 a definitive proxy statement (the “Proxy Statement”) in connection with the Agreement and Plan of Merger, dated as of July 28, 2005, as amended August 25, 2005 (the “Merger Agreement”), by and among the Company, Sunshine Acquisition Corporation, a Delaware corporation (“Parent”), and Sunshine Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing after the merger as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). The Company is mailing the Proxy Statement to its stockholders on or about October 21, 2005. The Proxy Statement contains important information about the Company, the Merger and related matters. Investors and security holders are urged to read the Proxy Statement.
     Investors and security holders may obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov.
     In addition, investors and security holders may obtain free copies of the Proxy Statement from the Company by contacting Investor Relations, SS&C Technologies, Inc., 80 Lamberton Road, Windsor, CT 06095, telephone (860) 298-4500.
     The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its proxy statement dated April 26, 2005, which are filed with the SEC. Additional information regarding the interests of the potential participants is included in the Proxy Statement and other relevant documents on file with the SEC.

Cautionary Note Regarding Forward-Looking Statements
     Statements in this document regarding the proposed Merger, the expected effects, timing and completion of the proposed transaction and any other statements about SS&C’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction due to the failure to obtain stockholder approval, the failure of Parent to consummate the necessary debt financing arrangements set forth in a commitment letter received by Parent or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction, intense competition in SS&C’s industry, changes in government regulation, failure to manage the integration of acquired companies and other risks that are contained in documents and the other factors described in SS&C’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report filed with the SEC. In addition, any forward-looking statements represent SS&C’s estimates only as of today and should not be relied upon as representing SS&C’s estimates as of any subsequent date. SS&C disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.